                                                                     Exhibit 2.5

                                                               Lane Bryant, Inc.
                                                               -----------------

                                LEASE AGREEMENT
                                ---------------

     This Lease Agreement (this "Lease") is entered into and made as of the 16th day of August, 2001, by and between Distribution Land Corp., a Delaware corporation (hereinafter referred to as "Landlord") and Lane Bryant, Inc., a Delaware corporation (hereinafter referred to as "Tenant").

                             W I T N E S S E T H:

     WHEREAS, Landlord owns a certain office/warehouse distribution facility containing approximately 890,188 square feet of floor space identified on Exhibit A attached hereto and made a part hereof by this reference (the
---------
"Building"); and

     WHEREAS, the Building is located upon an approximately 321.1 acre parcel of land located at the intersection of East Broad Street (State Route 16) and Taylor Road, Reynoldsburg, Ohio, which land is depicted on Exhibit A attached
                                                           ---------
hereto and made a part hereof by this reference (the "Campus"), which Campus is owned and/or controlled by Landlord or an affiliate thereof; and

     WHEREAS, Landlord wishes to lease to Tenant a portion of the Building as more particularly described in Section 1.02 below (the "Premises") and to grant to Tenant the right to utilize certain common areas and facilities located within the Building and the Campus, all subject to the terms and conditions of this Lease; and

     WHEREAS, Tenant wishes to lease, from Landlord, a portion of the Building and to utilize those certain common areas and facilities located within the Building and the Campus.

     NOW, THEREFORE, in consideration of the premises described above and the mutual promises set forth herein, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                               Lease Of Premises

     Section 1.01. Lease Of Premises. Landlord, in consideration of the rents and covenants hereinafter set forth, does hereby demise, let and lease to Tenant, and Tenant does hereby hire, take and lease from Landlord, on the terms and conditions hereinafter set forth, the Premises, to have and to hold the same, with all appurtenances unto Tenant for the Term hereinafter specified.

     Section 1.02. Basic Lease Provisions.

     (a)  Building Address:   8655 East Broad Street
                              Reynoldsburg, Ohio 43068

     (b) Building Description: an office/warehouse distribution facility, containing approximately 129,800 square feet of office space, 750,356 square feet of warehouse/distribution space (the "Distribution Space") and 10,032 square feet of Building Common Area (as hereinafter defined).

     (c) Premises Description: the floors of the Building on which the Premises are located and the square footage of the Premises are depicted on the floor plan attached hereto as Exhibit B and made a part hereof by this reference.
                        ---------
As used herein, the term "Office" means that portion of the Premises consisting of the office building (containing approximately 129,800 square feet), and the term "Distribution Center" means that portion of the Distribution Space which Tenant is leasing (which the parties agree is 513,665 square feet).

     (d) Term: Three (3) years (plus a partial month, as the case may be), beginning on the date hereof (the "Commencement Date") and ending, subject to
Section 3.01 herein, on the last day of the calendar month following the third anniversary of the Commencement Date (the "Expiration Date").

     (e)  Annual Rent:

               (i) Office space and Pro Rata Share of Building Common Areas - $16.97 per square foot, or $2,372,949.04;

               (ii)  Distribution Center - $4.57 per square foot, or
     $2,347,449.05;

               (iii) Total Annual Rent of $4,720,398.09; and

               (iv) The Annual Rent shall be subject to periodic adjustments as provided in Section 4.02 of this Lease.

     (f)  Monthly Installments of Rent:  $393,366.51.

     (g)  Renewal Option(s):  None.

     (h)  Addresses for Notices:

          Tenant:             Lane Bryant, Inc.
                              450 Winks Lane

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                              Bensalem, Pennsylvania 19020
                              Attention: Legal Department

         with a copy to:

                              Lane Bryant, Inc.
                              8655 East Broad Street
                              Reynoldsburg, Ohio 43068
                              Attention: Chief Financial Officer

          Landlord:           Distribution Land Corp.
                              Three Limited Parkway
                              Columbus, Ohio 43230
                              Attention: Corporate Real Estate Department

         with a copy to:

                              The Limited, Inc.
                              Three Limited Parkway
                              Columbus, Ohio 43230
                              Attention: Corporate General Counsel

     (i) Use: office/warehouse distribution use related to distribution for retail sale of men's, women's and children's apparel and accessory items of a type typically sold in Lane Bryant stores, and for all administrative activities relating thereto.

     Section 1.03.  Description Of The Building, The Premises And The Common
Areas.

     (a)  The Building. The Building is depicted on the attached Exhibit A. The
          ------------                                           ---------
address and description of the Building are specified in Items A and B of the Basic Lease Provisions (which are set forth in Section 1.02 of this Lease).

     (b)  The Premises. The Premises consist of space described in Item C of the
          ------------
Basic Lease Provisions, and which space: (i) is located on the floor or floors of the Building designated on the attached Exhibit B, (ii) is located in one or
                                           ---------
more areas or parts of each such floor, and (iii) is bound by the proposed or existing demising walls therefor, the approximate locations of such demising walls and space being marked in color or cross-hatched and shown on the diagram of the floor plan for each such floor, such diagram being attached to this Lease as Exhibit B and made a part hereof by this reference. The Premises also include
   ---------
that portion of the Building Common Areas (as defined below) which has been allocated to Tenant on the basis of the square footage of office space designated for Tenant's use in items (i), (ii) and (iii) above divided by the total square footage of office space located within the Building ("Pro Rata Share of Building

Common Areas"). The approximate number of square feet contained in the area which comprises the Premises is also specified on Exhibit B.
                                                  ---------

          Tenant shall be the sole occupant of the Office except for approximately 8,000 square feet of Office space (the "TLI Travel Office Space") which shall be occupied by the travel department of The Limited, Inc. ("TLI Travel"). TLI Travel shall (and Landlord or an affiliate shall cause TLI Travel
to) vacate the TLI Travel Office Space prior to November 1, 2001; if TLI Travel fails to vacate the TLI Travel Office Space prior to November 1, 2001, then from and after November 1, 2001 until such time as TLI Travel shall have vacated or been removed from the TLI Travel Office Space, the rental adjustment described in clause (z) below shall be calculated at 125% of the current rental rate per square foot. There shall be an adjustment in the Monthly Installment of Rent payable by Tenant for such period as TLI Travel is in possession of the TLI Travel Office Space; such adjustment shall be based on (x) the area of the TLI Travel Office Space (based on square feet), (y) the number of days TLI Travel is in possession of the TLI Travel Office Space and (z) the rental rate per square foot of Office space set forth in Section 1.02 of this Lease.

     (c)  Common Areas. The Building is located within, and constitutes a part
          ------------
of, the Campus. The Campus has been improved with the Building, additional buildings and structures not subject to this Lease, security buildings and facilities and roadways, driveways, walkways, parking areas, loading areas, fences, walls, hedges, plantings, poles, ponds, lakes, signs, utility improvements, trees, plantings and other landscaping features (the Campus, excluding the Building, being referred to herein as the "Campus Common Areas"). The Building contains certain areas or parts which are designated for use in common by all of the tenants of the Building and their respective employees, agents, customers, and invitees. Such areas include entrances, exits and doors, lobbies, hallways, corridors and stairwells, elevators and restrooms (all of which are referred to herein as the "Building Common Areas"), but excluding Special Amenities (as defined below). The Campus Common Areas and the Building Common Areas are sometimes referred to herein collectively as the "Common Areas".

                                   ARTICLE 2
                                 Common Areas

     Section 2.01. Use Of Building Common Areas. Landlord hereby gives to Tenant and its employees, agents, customers and invitees, the nonexclusive right to use the Building Common Areas in common with and subject to the rights given to other tenants of the Building.

     Section 2.02. Use Of Campus Common Areas. Subject to Section 2.03 below and to Landlord's right at any time to use the Campus Common Areas for

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its own purposes, Landlord hereby gives to Tenant and its employees, agents, customers and invitees, the nonexclusive right to use the Campus Common Areas. Except as otherwise set forth herein, provided Tenant shall always have at least one point of access to the Campus, Landlord and Tenant agree that Landlord shall have the right, at any time and in Landlord's sole discretion, but with reasonable advance notice to Tenant, to alter, change or reconfigure (including, without limitation, closing) access gates or other entrances to the Campus.

     Section 2.03. Rules And Regulations For Common Areas. The Campus Common Areas and the Building Common Areas shall at all times be subject to the exclusive management and control of Landlord which shall have the right, from time to time, to establish, modify and enforce reasonable, uniform and non-discriminatory rules and regulations with respect to all such Common Areas, and the use of such Campus Common Areas and the Building Common Areas by Tenant, its subtenants and their respective employees, agents, customers and invitees shall be subject to such rules and regulations. Such rules and regulations may include, but shall not be limited to, restrictions on parking, hours of operation, access routes, hours of access to the Building and the Campus, rules with respect to the Building and such other matters as may be deemed appropriate by Landlord from time to time; provided, Tenant shall always have access via the Campus Common Areas to the Premises, and the parking area immediately adjacent to the Building (as shown on Exhibit A), 24 hours per day, 7 days per week, and
                             ---------
Landlord shall not reduce the size of such parking area, nor shall Landlord shuttle its employees from other buildings in the Campus to such parking area for purposes of parking.

     Section 2.04. Changes In Common Areas. Subject to the provisions of Section 2.03, (i) Landlord may do and perform such acts in and to the Campus Common Areas and the Building Common Areas, respectively, as it shall determine to be advisable; (ii) Landlord hereby reserves the right to make reconfigurations, alterations, additions, deletions or changes to the Campus Common Areas and Building Common Areas, respectively, including, but not limited to, changes in the size and configuration of said Common Areas; and (iii) Landlord reserves the right to restrict and limit the use of the Campus Common Areas and Building Common Areas, respectively, by Tenant, its subtenants and their respective employees, agents, customers and invitees.

     Section 2.05. Maintenance Of Common Areas.  Subject to the provisions of
Section 18.01 hereof, Landlord shall adequately maintain the Campus Common Areas and Building Common Areas, respectively, in a good and usable condition throughout the Term of this Lease. Landlord shall remove ice and snow from the sidewalks and parking areas and shall maintain plantings and repair and repave the parking areas as necessary to keep the same in good and usable condition.

     Section 2.06. Common Area Capital Improvements. Landlord may make capital improvements, at Landlord's sole cost and expense (except as otherwise

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provided herein) to the Campus Common Areas and Building Common Areas,
respectively.

                                   ARTICLE 3
                              Term And Possession

     Section 3.01. Term. (a) The Term of this Lease shall be for the period of years and months specified in Item D of the Basic Lease Provisions; and shall begin and end on the Commencement Date and Expiration Date, respectively, specified in Item D of the Basic Lease Provisions, unless the Term of this Lease is renewed, modified or terminated as provided elsewhere herein.

          (b) Notwithstanding the provisions of subsection (a) above, Tenant shall have the right to terminate this Lease with respect to the entire Premises, the Office space only or the Distribution Center only, effective upon the expiration of or any time after the 24th month of the Term hereof, upon at least 15 months' prior written notice (the "Termination Notice") to Landlord. Upon timely delivery of the Termination Notice, this Lease shall terminate on the termination date set forth in the Termination Notice with respect to all or such portion of the Premises specified in the Termination Notice.

     Section 3.02. Tenant's Acceptance Of The Premises. Except as otherwise provided herein, Tenant hereby accepts the Premises in an "as is" condition and acknowledges that Landlord has made no representations or warranties with respect thereto, and that Tenant has inspected the Premises and found it to be in satisfactory condition.

     Section 3.03. Surrender Of The Premises. Upon the expiration or earlier termination of this Lease, or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease, Tenant shall immediately surrender the Premises to Landlord, together with all alterations, improvements and other property as provided elsewhere herein, in broom-clean condition and in good order, condition and repair, except for ordinary wear and tear, damage by fire or other casualty, repairs that Landlord is required to make and damage which Tenant is not obligated to repair, failing which Landlord may restore the Premises to such condition at Tenant's expense. Upon such expiration or termination, Tenant shall, provided Tenant is not in default and unless prohibited from doing so by other provisions of this Lease, remove its equipment, distribution equipment, office equipment, personal property and trade fixtures. Tenant shall promptly repair any damage caused by any such removal, and shall restore the Premises to the condition existing prior to the installation of the items so removed, ordinary wear and tear and damage which Tenant is not obligated to repair excepted. If Tenant fails to remove any and all such equipment, distribution equipment, office equipment, personal property and trade fixtures from the Premises on the Expiration Date or earlier termination of this Lease, the same shall become the Property of Landlord, unless Landlord elects to require their removal, in which case Tenant shall, at its cost, promptly remove the same and restore the Premises to its prior condition.

     Section 3.04. Holding Over. In the event that Tenant shall not immediately surrender the Premises on the Expiration Date of the Term hereof, Tenant shall, by virtue of the provisions hereof, become a tenant by the month at a monthly rent equal to 125% of the monthly rent in effect during the last month of the Term of this Lease, which monthly tenancy shall commence with the first day next after the Expiration Date. Tenant, as a monthly tenant, shall be subject to all of the terms, conditions, covenants and agreements of this Lease. Tenant shall give to Landlord at least thirty (30) calendar days written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) calendar days written notice to quit the Premises, unless Tenant is in default hereunder, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) calendar days notice to quit being hereby expressly waived. Notwithstanding the foregoing provisions of this Section 3.04, in the event that Tenant shall hold over after the expiration of the Term of this Lease, and if Landlord shall desire to regain possession of the Premises promptly at the expiration of the Term of this Lease, then, at any time prior to Landlord's acceptance of rent from Tenant as a monthly tenant hereunder, Landlord, at its option, may forthwith re-enter and take possession of the Premises by any legal process.

                                   ARTICLE 4
                                     Rent

     Section 4.01. Rent.

     Monthly Rent.  Commencing on the Commencement Date, Tenant shall pay to
     ------------
Landlord, as Rent for the Premises, the annual sum specified in Item E of the Basic Lease Provisions, payable in equal consecutive monthly installments as specified in Item F of the Basic Lease Provisions, in advance, on or before the first day of each and every calendar month during the Term of this Lease; provided, however, that if the Commencement Date or the Expiration Date shall be a day other than the first day of a calendar month, the Rent installment for such fractional month shall be prorated on the basis of the number of days during the month this Lease was in effect in relation to the total number of days in such month.

     Section 4.02. Rent Adjustment.

     (a)  CPI Adjustments during the Initial Term. Commencing on the first (1st)
          ---------------------------------------
anniversary of the Commencement Date and continuing on the same date every year thereafter during the Initial Term, the Rent due and payable to Landlord shall be adjusted for the next succeeding year. The adjusted Rent for each year shall be equal to the Rent paid during the immediately preceding twelve (12) month period (the "lease year") increased by a percentage equal to the percentage increase in the CPI (as hereinafter defined) computed by comparing the CPI figure for that month which is two (2) months prior to the adjustment date (the "adjustment month") with the CPI figure for the month occurring twelve (12) months prior to the adjustment month (the "base month"). For example, in computing the percentage increase for the lease year commencing January 31, 2002, the percentage increase in the CPI would be determined by comparing the CPI figure for November, 2001, the adjustment month, with the CPI figure for November, 2000, the base month, and similar comparisons would be made using the CPI figures for adjustment months and base months every year thereafter. For the purposes hereof, "CPI" shall mean the Consumer Price Index, published by the Bureau of Labor Statistics of the United States Department of Labor, in the column for "all items" in the table titled "Consumer Price Index for all Urban Consumers: U.S. City average, 1982-1984 = 100".

     If the CPI at any time herein is no longer published or issued, Landlord and Tenant shall agree on such other index as is then generally recognized for determination of purchasing power in the United States.

     (b)  Extraordinary Capital Expenditures. If, during the Term of this Lease,
          ----------------------------------
Landlord should agree to make any extraordinary Capital Improvements to the Premises (which shall exclude any improvements made in connection with Landlord's normal provision of maintenance and repair of the Building and the Premises hereunder as provided in Section 8.01 of this Lease), such extraordinary Capital Improvements being the result of Tenant's request, then Landlord may either (x) immediately charge Tenant for the costs of all such Capital Improvements, which costs shall be paid by Tenant within 30 days of Landlord's invoice or (y) add to the Rent (to be paid in monthly installments), an amount equal to the annual depreciation or amortization with respect to the cost of such equipment or capital improvement, as determined by Landlord in accordance with generally accepted accounting principles, together with interest on such cost or the unamortized balance thereof at the rate as may have to be paid by or accrued on the books of Landlord on the unamortized balance.

     (c)  Extraordinary Services. If, during the Term of this Lease, Landlord
          ----------------------
provides to Tenant services, including but not limited to repair, maintenance and janitorial services, (i) in excess of those normally required to maintain the Building in a manner consistent with those services provided to other occupants of the Campus, and (ii) such extraordinary services are the result of or made necessary as a result of Tenant's activities within the Premises, then Landlord shall have the right to calculate the cost of such extraordinary services and to charge Tenant the cost thereof. All such charges shall be calculated and charged to Tenant, on a monthly basis, to be paid by Tenant as Rent hereunder.

     Section 4.03. Late Payment Service Charge; Interest. In the event any installment of Rent, or any other amount which may become due under this Lease is not paid when due, and such nonpayment continues for a period of ten (10) days after Landlord gives to Tenant written notice of such nonpayment, then, for each and every such payment, Tenant shall pay interest on the amount not timely paid at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum rate allowed under applicable law, from the due date of such payment until paid. The provisions of this Section 4.03 shall not be construed to extend the date for payment of Rent, or any other amount which may become due under this Lease, or to relieve Tenant of its obligations to pay all such items at the time or times herein stipulated, and neither demand for, nor collection by Landlord of, late payment service charges and interest pursuant to this
Section 4.03 shall be construed as a cure of any default in payment by Tenant.

                                   ARTICLE 5
                                Use Of Premises

     Section 5.01. Specific Use. The Premises shall be occupied and used exclusively for the purposes specified in Item I of the Basic Lease Provisions and for purposes incidental thereto, and shall not be used for any other purposes.

     Section 5.02. Covenants Regarding Use. In connection with its use of the Premises, Tenant agrees to do the following:

     (a) Tenant shall use the Premises and conduct its business therein in a safe, careful, reputable and lawful manner; shall keep any garbage, trash, rubbish or other refuse in containers within the interior of the Premises until removed and placed in a dumpster or other authorized container for the deposit of garbage and refuse, which shall be located in an area designated by Landlord.

     (b) Tenant shall not commit, nor allow to be committed, in, on or about the Premises any act of waste, including any act which might deface, damage or destroy the Premises or any part thereof; use or permit to be used within the Premises any hazardous substance, equipment, or other thing which might cause injury to person or property or increase the danger of fire or other casualty in, on or about the Premises; or permit any objectionable or offensive noise or odors to be emitted from the Premises. Notwithstanding the foregoing, Landlord acknowledges that Tenant will utilize certain distribution equipment which, but for this sentence, might be deemed to violate this provision and use of such equipment is expressly permitted.

     (c) Tenant shall not use the Premises, or allow the Premises to be used, for any purpose or in any manner other than the permitted uses which would, in Landlord's opinion, invalidate any policy of insurance now or hereafter carried on the Premises or the Building or increase the rate of premiums payable on any such insurance policy. Landlord acknowledges that the Use contemplated in Section
1.02 will not invalidate such insurance policies or increase the premiums thereunder. Should Tenant fail to comply with this covenant, Landlord may, at its option, require Tenant to stop engaging in such activity or to reimburse Landlord as additional rent for any increase in premiums charged during the Term of this Lease on the insurance carried by Landlord on the Premises and the Building and attributable to the use being made of the Premises by Tenant.

     Section 5.03. Access To And Inspection Of The Premises. Landlord, its employees and agents, shall have the right to enter any part of the Premises, at all reasonable times during normal business hours, after reasonable notice (except for repairs, etc., pursuant to clause (iii) below, for which no advance notice shall be necessary for Landlord's dedicated maintenance personnel to enter the Premises in connection with the provision of such services in accordance with Section 8.02 below), for the purpose of (i) examining or inspecting the same, (ii) showing the same to prospective purchasers, mortgagees or tenants, and (iii) making such repairs, alterations or improvements to the Premises and the Building as Landlord may deem necessary or desirable; provided, however, Landlord agrees that Tenant may establish reasonable security procedures (including requiring a representative of Tenant to accompany Landlord (and its agents or invitees) during such inspections or visitations) for the purpose of, or in connection with, the protection of Tenant's trade secrets and other proprietary information; provided, further, if Landlord has complied with the notice requirements described above, then Landlord's access rights as described above shall not be conditioned by or otherwise dependent upon Tenant's exercise or enforcement (or non-exercise or non-enforcement) of Tenant's reasonable security procedures, and Tenant shall have an affirmative duty to exercise or enforce its reasonable security procedures (if Tenant shall so elect), including providing a representative to accompany Landlord (and its agents or invitees) during such inspections. Landlord shall incur no liability to Tenant for such entry, except with respect to the gross negligence or intentional, wrongful acts or omissions of Landlord, its agents, employees and invitees, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

     Section 5.04. Compliance With Laws. Tenant shall comply with all laws, statutes, ordinances, rules, regulations and orders of any federal, state, municipal, or other government or agency thereof having jurisdiction over and relating to the manner in which Tenant uses and occupies of the Premises, including any such laws, statutes or regulations requiring modifications or alterations to the Premises, provided, Landlord agrees that Tenant shall have no obligation to modify, alter, repair or otherwise perform work at the Premises with respect to conditions that exist at the Premises as of the date hereof. Landlord makes no representation or warranty with respect to compliance with laws for the Campus, the Building or the Premises, except and only to the extent as such representations and warranties have been made by the "Seller" or "The Limited" pursuant to the Stock Purchase Agreement dated as of July 9, 2001 among The Limited, Inc., Charming Shoppes,

Inc., Venice Acquisition Corporation and LFAS, Inc. (the "Purchase Agreement").

     Section 5.05. Rules And Regulations. The Building shall at all times be subject to the management and control of the Landlord, and Landlord shall have the right, from time to time, to establish, modify and enforce reasonable, uniform and non-discriminatory rules and regulations with respect to the Building, and the use of the Building by Tenant, its subtenants and their respective employees, agents, customers and invitees shall be subject to such rules and regulations. Such rules and regulations may include, but shall not be limited to, restrictions upon noise levels within the Building, load placement and utility usage.

                                   ARTICLE 6
              Utilities, Equipment Maintenance And Other Services

     Section 6.01. Electric, Gas And Water. Landlord, or Limited Logistics Services, Inc. ("LLS"), acting as Landlord's agent, shall contract with the appropriate public utilities companies or other providers supplying electric, gas, water, sanitary sewer and all other utilities and services to the Premises or to Tenant and shall pay directly all charges for such services from and after the Commencement Date. Thereafter, Landlord or LLS shall reasonably allocate these utility or service charges attributable to the Premises or to Tenant and, on a periodic basis, provide to Tenant a written statement detailing Tenant's allocation thereof, provided Landlord agrees that utility charges shall be billed to Tenant on a pass-through basis (based on Landlord's actual cost for such utilities), and there shall be no imposition of any overhead, processing or other like charges with respect to such utility charges.

         Landlord and Tenant agree that (a) with respect to the Office space, such charges shall be based on the ratio of the Office space occupied by Tenant (measured in square feet) over the entire square footage of the Office space, provided after the date on which TLI Travel vacates the TLI Travel Office Space, Tenant shall pay 100% of such utility and service charges attributable to the Office space; and (b) with respect to the Distribution Center, (i) during such time as Tenant is the sole occupant of the Distribution Space, Tenant shall pay 100% of the utility and service charges attributable to the Distribution Space, less the applicable Vacancy Credit (as defined below) and (ii) during such time as another tenant or tenants shall occupy any part of the Distribution Space, Tenant shall pay a fraction of the utility and service charges for the Distribution Space, such fraction being the square footage of the Distribution Center over the square footage of the Distribution Space occupied by Tenant and such other tenant(s) (which area Tenant acknowledges may be less than the area (measured in square feet) of the entire Distribution Space), less the applicable Vacancy Credit; provided, however, if any other tenant's use of, or business operations or activities in, such tenant's portion of the Distribution Space is materially greater than Tenant's activities in or use of the Distribution Center, then Landlord and Tenant agree to cooperate to determine a reasonable allocation of utility and service charges as between Tenant and such other tenant(s), which determination shall take into account Tenant's historical usage of utilities and services at the Distribution Center (with due consideration given to significant factors including, without limitation, seasonal variations and "peak" usage cycles during the course of a calendar year). The term "Vacancy Credit" means, for each month during the term of this Lease, (x) if no tenant other than Tenant occupies any portion of the Distribution Space, $2,500 or (y) if a tenant or tenants other than the Tenant occupies any portion of the Distribution Space, $2,500 less the product obtained by multiplying $2,500 by a fraction the numerator of which is the square footage of the Distribution Space occupied by such other tenant(s) and the denominator of which is 236,691. The Vacancy Credit shall be appropriately adjusted to reflect any occupancy for only a portion of a month

     Tenant shall pay to Landlord or LLS, as appropriate, within fifteen (15) days of Tenant's receipt of the written statement therefor, Tenant's share of all such utility and service charges as determined above.

     Section 6.02. Equipment Maintenance. LLS shall provide all maintenance as is required to or deemed advisable for Tenant's Distribution Center equipment located within the Premises. Tenant shall pay directly to LLS all sums charged by LLS in connection with such equipment maintenance.

     Section 6.03. Janitorial And Refuse Collection Service. Landlord shall contract for janitorial and refuse collection services for the Premises and shall pay for all charges for such services.

     Section 6.04. Discontinuances And Interruptions Of Utility Services. Neither Landlord nor LLS shall be liable to Tenant in damages or otherwise (i) if any utilities shall become unavailable from any public utility company, public authority, or any other person supplying or distributing such utility, or
(ii) except and only to the extent of Landlord's gross negligence or willful misconduct, for any interruption in any utility service (including, without limitation, any heating, ventilation or air conditioning) caused by the making of any necessary repairs or improvements or by any cause beyond Landlord's and LLS's reasonable control, and the same shall not constitute a termination of this Lease or an eviction of Tenant.

     Section 6.05. Cafeteria, Mail Room And Reception Services. Included within the Premises are areas designated for use as the cafeteria and the mail room. Excluded from the Premises, but comprising part of the Building Common Areas, is the reception area (the cafeteria, mailroom and reception area being referred to herein as the "Special Amenities"). Except to the extent cafeteria and security services are provided pursuant to the Services Agreement dated the date hereof between The Limited, Inc. and LBH, Inc. ("LBH"), Tenant shall, in its reasonable discretion and in a uniform and non-discriminatory manner, maintain, staff and operate the Special Amenities, including providing security services, for the benefit of all tenants within the Building, subject to Section 2.01 of this Lease. Tenant will also control the Special Amenities for purposes of decorating and equipping the areas in which each of the Special Amenities is located. Tenant will charge directly the other tenants within the Building for the use of the Special Amenities. Neither Landlord nor LLS shall be liable to Tenant or any other tenant in the Building as a result of Tenant's operation of the Special Amenities.

     Section 6.06. Campus Security Services. Tenant will comply with the customary and reasonable directives and procedures of The Limited, Inc.'s security operations.

                                   ARTICLE 7
                                     Signs

     Section 7.01. Signs. Tenant shall not inscribe, paint, affix or display any signs, advertisements or notices on the Premises, the Building, or the Campus without Landlord's prior written consent, which consent Landlord shall have no obligation to give and which may be given or withheld in Landlord's sole discretion; provided, Landlord hereby approves Tenant's signs that exist at the Campus, the Building and/or the Premises, as the case may be, as of the date hereof.

                                   ARTICLE 8
         Repairs, Maintenance, Alterations, Improvements And Fixtures

     Section 8.01. Repair And Maintenance Of Building. Landlord shall, at Landlord's sole cost and expense (except as otherwise provided herein), keep and maintain the Building (including all doors, whether interior or exterior, any plate glass in the exterior walls and doors, the roof, exterior and interior structural walls, and the foundation) and the electrical (including replacing light bulbs), plumbing (including maintenance and repairs of public restrooms), heating, ventilation and air conditioning systems serving the Building in good order, condition and repair, and shall make all necessary repairs to the Building and the electrical, plumbing, heating, ventilation and air conditioning systems serving the Building, and will make all replacements from time to time required thereto. Such repair and maintenance shall be consistent with the standards Landlord provides for all other buildings in the Campus and which have previously been customarily provided to Tenant.

     Section 8.02. Repair And Maintenance Of Premises. Landlord shall, at Landlord's sole cost and expense (except as otherwise provided herein), provide cleaning, janitorial, maintenance, repair and restoration services to the Premises. If a repair is needed to so maintain the Building, then Tenant shall give to Landlord verbal notice, and as soon thereafter as possible confirming written notice, of such need for repair. Within a reasonable period of time thereafter, Landlord shall examine the item or matter described in Tenant's notice, and if Landlord should determine that such item or matter is in need of repair, Landlord shall make such repair. Tenant acknowledges that the personnel in charge of maintaining and repairing the Building and the Premises are located in the Building on an ongoing basis and, therefore, such maintenance personnel may perform their maintenance and repair duties (as described above) including, without limitation, entering any part of the Premises in connection with the provision of such services, without prior notice to Tenant.

     Section 8.03. Alterations Or Improvements. Tenant shall neither make, nor permit to be made, any alterations or improvements to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise provided below. Notwithstanding the foregoing, Tenant may, without Landlord's consent but upon prior written notice to Landlord (which notice shall include all proposed plans, drawings, etc. and such other information reasonably requested by Landlord), relocate and/or remove interior partitions so as to create new space or re-allocate existing space and redecorate offices, including non-structural rearrangement of light fixtures and HVAC ductwork (to the extent such rearrangement of HVAC ductwork will not, in the reasonable judgment of Landlord, adversely impact other areas of the Premises or the Building); provided, however, (i) Tenant shall not perform any structural alterations (including, without limitation, any work to the Building Lobby and the HVAC systems which does not meet the criteria set forth above) without Landlord's consent, which consent may be granted or withheld in Landlord's sole discretion) and (ii) subject to the provisions of the last sentence of this Section 8.03, Tenant shall restore the Premises to its original condition at Tenant's sole cost and expense (including repairing any damages resulting therefrom) on or prior to the expiration of the Term hereof or sooner termination of this Lease; provided, further, this clause (ii) shall not apply to the non-structural alterations described above with respect to the relocation or removal of interior partitions (including doorways), light fixtures or HVAC ductwork as well as office redecoration,. If Tenant shall make any such alterations or improvements, Tenant shall make the same in accordance with all applicable laws and building codes, in a good and workmanlike manner and in quality equal to or better than the original construction of the Building, and shall comply with such requirements as Landlord considers necessary or desirable, including, without limitation, requirements as to the manner in which and the times at which such work shall be done and the contractor or subcontractors to be selected to perform such work. Tenant shall promptly pay all costs attributable to such alterations and improvements and shall indemnify Landlord against any mechanics' liens or other liens or claims filed or asserted as a result thereof and against any costs or expenses which may be incurred as a result of building code violations attributable to such work. Tenant shall promptly repair any damage to the Premises and the Building caused by any such alterations or improvements. Any alterations or improvements to the Premises, except movable equipment and trade fixtures, shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Notwithstanding anything to the contrary herein, Landlord agrees that if Landlord's consent is required in connection with any alterations or improvements by Tenant, and Landlord grants such consent to Tenant pursuant to clause (i) above, Landlord shall at the time such consent is granted notify Tenant whether Tenant shall be required (or not required) to remove such alteration or improvement at the end of the Term hereof.

     Section 8.04. Trade Fixtures. Any trade fixtures installed in the Premises by Tenant at its own expense, such as movable partitions, counters, shelving, and the like, may and, at the request of Landlord, shall be removed on the Expiration Date or earlier termination of this Lease, provided that Tenant is not then in default, that Tenant bears the cost of such removal, and further that Tenant repairs, at its own expense, any and all damage to the Premises and the Building resulting from such removal. If Tenant fails to remove any and all such trade fixtures from the Premises on the Expiration Date or earlier termination of this Lease, all such trade fixtures shall become the property of Landlord, unless Landlord elects to require their removal, in which case Tenant shall, at its cost, promptly remove same and restore the Premises to its prior condition.

                                   ARTICLE 9
                  Fire Or Other Casualty; Casualty Insurance

     Section 9.01. Damage Or Destruction By Casualty. If the Building should be substantially destroyed or damaged (which, as used herein, means destruction or material damages to at least fifty percent (50%) of the Building) by fire or other casualty, then either party hereto may, at its option, terminate this Lease by giving written notice thereof to the other party within thirty (30) calendar days after the date of such casualty. In such event, all Rent due under this Lease shall be apportioned to and shall cease as of the date of such casualty, and Tenant shall be given a reasonable period of time, not to exceed thirty (30) calendar days after written notice of termination under this Section 9.01, in which to remove its trade fixtures and personal property, whereupon both parties shall be released from all further obligations and liability hereunder (except for any obligations previously incurred hereunder). If neither party exercises this option, then the Building shall be reconstructed and restored at Landlord's expense, to substantially the same condition as it was prior to the casualty; provided, however, that, if Tenant has made any additional improvements pursuant to Section 8.03,

Tenant shall reimburse Landlord for the cost of reconstructing the same. In the event of such reconstruction, all Rent due under this Lease shall be abated from the date of the casualty until substantial completion of the reconstruction repairs and Landlord has delivered possession of the Premises to Tenant, and this Lease shall continue in full force and effect for the balance of the Term. Landlord shall use reasonable diligence in completing such reconstruction repairs.

     Section 9.02. Casualty Insurance. Landlord shall obtain and pay for insurance against fire and other casualty in respect of the Building; provided, Tenant shall reimburse Landlord for any increases in Landlord's insurance premiums caused by Tenant's activities on the Premises. Landlord shall not be responsible for, and shall not be obligated to insure against, any loss of or damage to any personal property of Tenant, or any trade fixtures installed by or paid for by Tenant in the Premises, or any additional improvements which Tenant may construct in the Premises, as provided in Section 8.03.

     Section 9.03. Waiver Of Subrogation. Landlord and Tenant each hereby waive any and all right that they may have to recover from the other damages for any loss occurring to them by reason of any act or omission of the other, but only to the extent that the waiving party is actually compensated therefor by insurance; provided that this waiver shall be effective only with respect to loss or damage occurring during such time as the waiving party's coverage under the appropriate policy of insurance is not adversely affected by this waiver. If, in order to avoid such adverse effect, an endorsement must be added to any insurance policy required hereunder, Landlord and Tenant shall cause such endorsement immediately to be added and thereafter maintained throughout the Term of this Lease.

                                  ARTICLE 10
            General Public Liability, Indemnification And Insurance

     Section 10.01. Indemnification. Tenant shall indemnify Landlord and hold it harmless from any and all liability for any loss, damage or injury to person or property occurring in, on or about the Campus, the Building and the Premises, arising out of the acts or omissions of Tenant, its employees, agents, customers and invitees on and after the date hereof, except for that caused by the gross negligence or intentional wrongful acts of Landlord and its employees, agents, customers and invitees; and Tenant hereby releases Landlord from any and all liability for the same. Landlord shall indemnify Tenant and hold it harmless from any and all liability for any loss, damage or injury to person or property resulting from the gross negligence or intentional wrongful acts of Landlord and its employees, agents, customers and invitees on and after the date hereof; and Landlord hereby releases Tenant from any and all liability for the same. The obligation to indemnify hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including attorneys' fees, incurred in connection therewith.

     Section 10.02. Tenant's Insurance. Tenant, shall, at all times during the Term of this Lease, carry, at its own expense, policies of insurance, with such coverages and in such amounts as are reasonably acceptable to Landlord, and consistent with limits generally carried for similar premises in the Campus, covering Tenant's general liability and property and fixtures located in the Premises. Each policy of insurance shall expressly provide that the policy shall not be cancelled or amended without thirty (30) days written notice to Landlord. All liability insurance required hereunder shall name Landlord as an additional insured. Tenant shall deliver a certificate evidencing such insurance to Landlord on or prior to the Commencement Date. Landlord agrees that Tenant's insurance requirements under this Section 10.02 may be satisfied with an umbrella policy of coverage.

                                  ARTICLE 11
                                Eminent Domain

     Section 11.01. Eminent Domain. If the whole or any material part of the Building shall be taken for public or quasi-public use by a governmental or other authority having the power of eminent domain, or shall be conveyed to such authority in lieu of such taking, and if such taking or conveyance shall cause the remaining part of the Building to be untenantable and inadequate for use by Tenant for the purpose for which it was leased, then Tenant may, at its option, terminate this Lease as of the date Landlord is required to surrender possession of the Building. In such event, all Rent due under this Lease shall be apportioned to and shall cease as of the date Landlord is required to surrender possession of the Building, and Landlord and Tenant shall be released from all further obligations and liability hereunder (except for any obligations previously incurred hereunder). If a part of the Building shall be taken or conveyed, but the remaining part is tenantable and adequate for Tenant's use, Landlord shall make such repairs, alterations and improvements (exclusive of repairs, alterations or improvements to tenant improvements, if any, installed by Tenant pursuant to Section 8.03) as may be necessary to render the part not taken or conveyed tenantable. If such taking or conveyance includes any part of the Premises, the Rent shall be reduced in proportion to the part of the Premises so taken or conveyed. All compensation awarded for such taking or conveyance shall be the property of Landlord, without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all of its right, title and interest in and to any such award.
However, Tenant shall have the right to recover from such authority, but not from Landlord, such compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant's trade fixtures and personal property and alterations or tenant improvements, if any, installed by Tenant pursuant to Section 8.03.

                                  ARTICLE 12
                                     Liens

     Section 12.01. Liens. If, because of any act or omission of Tenant or anyone claiming by, through or under Tenant, any mechanic's lien or other lien shall be filed against the Campus, the Building, the Premises or against other property of Landlord (whether or not such lien is valid or enforceable as such), Tenant shall, at its own expense, cause the same to be discharged or bonded of record within a reasonable time, not to exceed thirty (30) calendar days after the date of the filing thereof, and shall also indemnify Landlord and hold it harmless from any and all claims, losses, damages, judgments, settlements, costs and expenses, including attorneys' fees, resulting therefrom or by reason thereof.

                                  ARTICLE 13
                           Assignment And Subletting

     Section 13.01. Assignment And Subletting. (a) Tenant shall not assign, transfer, mortgage, or otherwise encumber this Lease or sublet or rent (or license or permit occupancy or use of) the Premises, or any part thereof, without obtaining the prior written consent of Landlord, which consent Landlord shall have no obligation to give and which may be given or withheld in Landlord's sole discretion. For purposes of this Section 13.01, a "Change of Control" of Tenant shall be deemed an "assignment" prohibited hereunder. Any attempted assignment or other transfer without Landlord's consent as required hereunder shall be null and void. Landlord agrees that the provisions of this
Section 13.01 shall not apply to a Change of Control of Charming Shoppes, Inc. ("CSI")

          (b) For purposes of this Section 13.01, the following terms shall have the meanings ascribed thereto:

               (i) "Change of Control" means, with respect to Tenant, (1) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group or Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 35% or more of the Total Voting Power of Tenant or any of its Subsidiaries;
(2) any transaction or arrangement pursuant to which any Person possesses, directly or indirectly, the power to direct or to cause the direction of the management or policies of Tenant or any Subsidiary of Tenant or any of their respective businesses, whether through the ownership of voting securities, by contract or otherwise; (3) any merger, consolidation or other business combination of Tenant or any Subsidiary of Tenant with any Person after giving effect to which (x) the shareholders of Tenant immediately prior to such transaction do not own at least 65% of the Total Voting Power of the ultimate parent entity of the parties to such transaction, or (y) individuals who were directors of Tenant immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity; or, (4) the direct or indirect acquisition by any Person or group of Persons of 50% or more of the assets of Tenant; provided that CSI may cause the transfer of the capital stock of Tenant to any of its wholly-owned Subsidiaries; provided, further, that such Subsidiary shall be bound by all of the terms and conditions of this Lease.

               (ii) "Subsidiary" means, at any time, with respect to any Person (the "Subject Person"), (1) any Person of which either (x) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or (2) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with generally accepted accounting principles in effect in the country in which the Subject Person is incorporated.

               (iii) The term "Total Voting Power" with respect to any Person means the total combined voting power of all securities of such Person entitled to vote generally in the election of directors of such Person.

                                  ARTICLE 14
                             Transfer By Landlord

     Section 14.01. Assignment Of Rights. Landlord shall have the right to assign its rights under this Lease at any time during the Term of this Lease, subject only to the rights of Tenant hereunder, and such assignment shall operate to release Landlord from liability hereunder for all acts or omissions occurring after the date of such assignment, provided such assignee shall assume all of Landlord's obligations hereunder arising on and after the date of such transfer. If Landlord assigns its rights under this Lease pursuant to this
Section 14.01, then Landlord agrees to deliver a notice of such transaction, along with the name and address of such transferee.

     Section 14.02. Subordination. Unless a mortgagee shall otherwise elect, as provided in Section 14.03, this Lease is and shall be subject and subordinate to the lien of any and all mortgages (which term "mortgages" shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) and/or ground leases or other superior leases which may now or hereafter encumber or otherwise affect this Lease, the Building, the Campus, or both, and to all and any renewals, extensions, modifications, recastings or refinancings thereof, provided Tenant's obligation to subordinate this Lease to future mortgages or ground leases shall be conditioned upon such mortgagee or ground lessor agreeing not to disturb Tenant's possession and other rights under this Lease so long as Tenant is not in default hereunder. Landlord agrees to use commercially reasonable efforts to obtain for the benefit of Tenant a non-disturbance agreement (in customary form) from the present mortgagee of the Premises (if any). In confirmation of such subordination, Tenant shall, at the request of Landlord, promptly execute any requisite or appropriate certificate or other document in customary form. Tenant agrees that in the event that any proceedings are brought for the foreclosure of any such mortgage, Tenant shall attorn to the purchaser at such foreclosure sale, if requested to do so by such purchaser, and to recognize such purchaser as the landlord under this Lease, provided that such purchaser agrees not to disturb Tenant's possession and other rights under this Lease so long as Tenant is not in default hereunder, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder, in the event that any such foreclosure proceeding is prosecuted or completed.

     Section 14.03. Mortgagee's Unilateral Subordination. If a mortgagee or superior lessor shall so elect by notice to Tenant or by the recording of a unilateral declaration of subordination, this Lease and Tenant's rights hereunder shall be superior and prior in right to the mortgage and/or ground lease of which such mortgagee or ground lessor has the benefit, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such mortgage and/or ground lease, subject, nevertheless, to such conditions as may be set forth in any such notice of declaration which do not result in Tenant's occupancy under this Lease being disturbed while Tenant is not in default hereunder.

     Section 14.04. Subordination To Covenants, Conditions And Restrictions. Tenant agrees that this Lease shall be subordinate and subject to any covenants, conditions, easements and restrictions ("CCR's") which Landlord, in its sole discretion, has previously or hereafter grants or adopts with respect to or imposes upon the Campus, or any portion thereof, as long as such CCR's do not materially adversely impair Tenant's use and occupancy of the Premises as contemplated under this Lease. In confirmation of such subordination, Tenant shall, at Landlord's request, promptly execute any requisite or appropriate certificate or other document in customary form.

     Section 14.05. Exculpation. If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord's part to be performed, and if, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the Landlord's interest in the Building and out of rents or other income from the Building receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's interest in the Building, subject, nevertheless, to the rights of any mortgagee and/or ground lessor, and neither Landlord nor any of the shareholders, directors or officers of Landlord shall be liable for any deficiency or personally liable in any manner.

                                  ARTICLE 15
                             Defaults And Remedies

     Section 15.01. Defaults By Tenant. The occurrence of any one or more of the following events shall be a default and breach of this Lease by Tenant:

     (a)  Tenant shall fail to pay any monthly installment of Rent within five
(5) calendar days after the same shall be due and payable, or any other sum(s) within ten (10) calendar days after the same shall be due and payable, and such nonpayment continues for a period of ten (10) days after Landlord gives to Tenant written notice of such nonpayment.

     (b) Except as otherwise provided in Section 13.01, Tenant shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) calendar days or more after notice thereof from Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty
(30) day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the same.

     (c) A trustee or receiver shall be appointed to take possession of substantially all of Tenant's assets in or about the Premises or of Tenant's interest in this Lease (and Tenant does not regain possession within sixty (60) calendar days after such appointment); Tenant makes an assignment for the benefit of creditors; or substantially all of Tenant's assets in or about the Premises or Tenant's interest in this Lease are attached or levied upon under execution (and Tenant does not discharge the same within sixty (60) calendar days thereafter).

     (d) A petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant pursuant to any federal or state statute (and, with respect to any such petition filed against it, Tenant fails to secure a stay or discharge thereof within sixty (60) calendar days after the filing of the same).

     Section 15.02. Remedies Of Landlord. Upon the occurrence of any event of default set forth in Section 15.01, Landlord shall have the following rights and remedies, in addition to those allowed by law, any one or more of which may be exercised without further notice to or demand upon Tenant:

     (a) Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall reimburse Landlord as additional rent for any costs and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord's action, regardless of whether caused by Landlord's negligence or otherwise.

     (b) Landlord may terminate this Lease as of the date of such default, in which event: (1) neither Tenant nor any person claiming under or through Tenant shall thereafter be entitled to possession of the Premises, and Tenant shall immediately thereafter surrender the Premises to Landlord; (2) Landlord may re-enter the Premises and dispossess Tenant or any other occupants of the Premises by summary proceedings, ejectment or otherwise, and may remove their effects, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent; and (3) notwithstanding the termination of this Lease (a) Landlord may recover from Tenant, as general damages, the present value of the balance of the Rent which would have been due and payable for the balance of the Term of this Lease, less the present value of the fair rental value of the Premises for such period (with said present values being determined using an eight percent (8%) discount rate), whereupon Tenant shall be obligated to pay the same to Landlord, together with all costs, losses and damages which Landlord may sustain by reason of such termination and re-entry, or (b) Landlord may relet all or any part of the Premises on commercially reasonable terms and conditions (which Tenant acknowledges may differ from those contained herein), whereupon Tenant shall immediately be obligated to pay to Landlord, as liquidated damages, the difference between the Rent provided for herein and that provided for in any lease covering a subsequent reletting of the Premises, for the period which would otherwise have constituted the balance of the Term of this Lease, together with all of Landlord's costs and expenses for preparing the Premises for reletting, including all repairs, brokers' and attorneys' fees, and all costs, losses and damages which Landlord may sustain by reason of such termination, re-entry and reletting, it being expressly understood and agreed that the liabilities and remedies specified in clauses (a) and (b) hereof shall survive the termination of this Lease. Notwithstanding the foregoing, Landlord shall use all commercially reasonable efforts to mitigate its damages, and Tenant agrees that such determination shall take into account the following: (x) Landlord is not in the business of, and does not customarily, lease space in the Campus to third parties and (y) the Premises have historically been dedicated to Tenant's business operations.

     (c) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the breach.

     Section 15.03. Non-waiver Of Defaults. The failure or delay by Landlord or Tenant to enforce or exercise, at any time, any of the rights or remedies or other provisions of this Lease shall not be construed to be a waiver thereof, nor affect the validity of any part of this Lease or the right of Landlord or Tenant thereafter to enforce each and every such right or remedy or other provision. No waiver of any default and breach of the Lease shall be held to be a waiver of any other default and breach. The receipt by Landlord of less than the full Rent due shall not be construed to be other than a payment on account of Rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease. No act or omission by Landlord or its employees or agents during the Term of this Lease shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

     Section 15.04. Default by Landlord. (a) It shall be a default and breach of this Lease by Landlord if Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) calendar days or more after notice thereof from Tenant, which notice shall prominently display (in bold face type) the words "First Landlord Default Notice" on the cover page and first page thereof (if such pages differ); provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such thirty (30) day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently completes the same.

     (b) Upon the occurrence of any event of default set forth in Section 15.04(a), Tenant shall have the right to cure such default, in which event Landlord shall reimburse Tenant for any costs and expenses which Tenant may incur to cure such default; provided, however, Tenant shall not cure any such default unless such default remains uncured 10 days after Tenant delivers a second notice to Landlord, which notice shall prominently display (in bold face type and all capital letters) the words "SECOND LANDLORD DEFAULT NOTICE - TENANT RESERVES RIGHT TO CURE" on the cover page and first page thereof (if such pages differ). Tenant may sue for injunctive relief or to recover damages (subject to
Section 14.05) for any loss resulting from the breach of this Lease by Landlord. In addition to Landlord's notice addresses set forth in Section 1.02(h), Tenant shall deliver a copy of any First Landlord Default Notice and Second Landlord Default Notice to:

         Limited Logistics Services
         Two Limited Parkway

         Columbus, Ohio 43230
         Attention: Carlos Cherubin

                                  ARTICLE 16
                          Notice And Place Of Payment

     Section 16.01. Notice. Any notice or other communication required or permitted to be given to a party under this Lease shall be in writing, unless otherwise specified in this Lease, and shall be given by one of the following methods to such party at the address set forth in Item H of the Basic Lease
Provisions: (1) it may be sent by registered or certified United States mail, return receipt requested and postage prepaid, or (2) it may be delivered by facsimile or interconnected computers (with, for facsimile or inter-computer delivery, a hard copy to follow by overnight courier). Any such notice shall be deemed to have been given as follows: (i) when sent by registered or certified United States mail, as of the earlier of date of delivery shown on the receipt, or as of the second calendar day after it was mailed, and (ii) when delivered by any other means, upon receipt. Either party may change its address for notice by giving written notice thereof to the other party.

     Section 16.02. Place Of Payment. All rent and other payments required to be made by Tenant to Landlord shall be delivered or mailed to Distribution Land Corp., Three Limited Parkway, Columbus, Ohio 43320, Attention: Accounting (Re:
Lane Bryant HQ/DC5 Lease), or any other address Landlord may specify from time to time by written notice given to Tenant.

                                  ARTICLE 17
                             Hazardous Substances

     Section 17.01. Hazardous Substances. Tenant shall not cause or permit any Hazardous Substance (as hereinafter defined) to be used, stored, generated or disposed of on or in the Premises, the Building or the Campus by Tenant, Tenant's agents, employees, contractors, invitees or sublessees, without first obtaining Landlord's written consent. If Hazardous Substances are used, stored, generated or disposed of on or in the Premises, or if the Premises, the Building or the Campus becomes contaminated in any manner for which Tenant is legally liable, Tenant shall indemnify and hold harmless Landlord from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, a decrease in value of the Building or the Campus, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) arising during or after the Term of the Lease, and arising as a result of that contamination by

Tenant. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substance on or in the Premises, the Building or the Campus and that results in contamination, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises, the Building and the Campus to the condition existing prior to the presence of any such Hazardous Substance on or in the Premises. Tenant shall first obtain Landlord's approval for any such remedial action. As used herein, "Hazardous Substance" means any substance that is toxic, ignitable, reactive or corrosive and that is regulated by any local government, the State of Ohio, or the United States Government. "Hazardous Substance" includes any and all materials or substances that are defined as "hazardous waste", "extremely hazardous waste", or a "hazardous substance" pursuant to state, federal or local government law. "Hazardous Substance" includes, but is not restricted to, asbestos, polychlorinated biphenyls, petroleum, petroleum products, and petroleum wastes.

     Landlord makes no representation or warranty with respect to the presence of Hazardous Substances in, on, under or about the Premises or the Building, except and only to the extent as such representations and warranties have been made by the "Seller" or "The Limited" pursuant to the Purchase Agreement. Subject to the applicable provisions of the Purchase Agreement, Landlord hereby consents to the use of such Hazardous Substances by Tenant as historically have been used at the Premises, if any, for purposes of operating and maintaining Tenant's equipment or otherwise operating Tenant's business.

                                  ARTICLE 18
                       Miscellaneous General Provisions

     Section 18.01. Standard for Delivery of Services by Landlord. If Landlord is required pursuant to the terms of this Lease to deliver services to Tenant (including, without limitation, maintenance and repairs to the Campus, the Building, the Premises or Tenant's equipment and/or janitorial and refuse collection services), Landlord agrees that, during the Term hereof, Landlord shall not, and shall not cause or permit LLS to, materially adversely depart from the quality, level and manner of services historically and customarily provided to the Building, the Premises and/or Tenant's equipment, as the case may be.

     Section 18.02. Definition Of Rent. Any amounts of money to be paid by Tenant to Landlord pursuant to the provisions of this Lease, whether or not such payments are denominated "Rent" and whether or not they are to be periodic or recurring, shall be deemed "Rent" for purposes of this Lease; and any failure to pay any of the same, as provided in Section 16.01 hereof, shall entitle Landlord to exercise all of the rights and remedies afforded hereby or by law for the collection and enforcement of Tenant's obligation to pay Rent. Tenant's obligation to pay any such Rent, pursuant to the provisions of this Lease, shall survive the expiration or other termination of this Lease and the surrender of possession of the Premises after any hold over period.

     Section 18.03. Estoppel Certificate. Tenant and Landlord agree, at any time and from time to time, upon not less than ten (10) calendar days prior written notice by the other party, to execute, acknowledge and deliver to the other party, as appropriate, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect, (or, if there have been modifications, stating such modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant;, (iii) stating whether or not, to the best of such party's knowledge, the other party is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which such party may have knowledge; and (iv) stating the address to which notices to such party should be sent. Any such statement delivered pursuant hereto may be relied upon by any lending institution of Tenant, the owner of the Building or the Campus, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building, or any prospective assignee of any such mortgagee.

     Section 18.04. Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of Ohio.

     Section 18.05. Successors And Assigns. This Lease and the respective rights and obligations of the parties hereto shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, as well as the parties themselves; provided, however, that Landlord, its successors and assigns, shall be obligated to perform Landlord's covenants under this Lease only during and in respect to their successive periods of ownership during the Term of this Lease.

     Section 18.06. Severability Of Invalid Provisions. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

     Section 18.07. Certain Words, Gender And Headings. As used in this Lease, the word "person" shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular and the singular for the plural, where appropriate; and words of any gender shall include any other gender. The topical headings of the several paragraphs of this Lease are inserted only as a matter of convenience and reference, and do not affect, define, limit or describe the scope or intent of this Lease.

     Section 18.08. Quiet Enjoyment. So long as Tenant pays the prescribed rent and performs or observes all of the terms, conditions, covenants and obligations of this Lease required to be performed or observed by it hereunder, Tenant shall, at all times during the Term hereof, have the peaceable and quiet enjoyment, possession, occupancy and use of the Premises, without any interference from Landlord or any person or persons claiming the Premises, by, through or under Landlord.

     Section 18.09. Complete Agreement; Amendments. This Lease, including all Exhibits, Riders and Addenda, constitutes the entire agreement between the parties hereto; it supersedes all previous understandings and agreements between the parties, if any, and no oral or implied representation or understandings shall vary its terms; and it may not be amended, except by a written instrument executed by both parties hereto.

     Section 18.10. Reasonable Modifications. Tenant will consent to such reasonable modifications of this Lease as Landlord may hereafter find it necessary to make in order to obtain mortgage financing, provided that such modifications (a) do not change the rental or any fees to be paid hereunder or the length of the Term of the Lease; and (b) do not impose obligations upon Tenant which are substantially or practically more burdensome to it than the obligations contained herein or diminish Tenant's rights hereunder.

     Section 18.11 Force Majeure. Except for the payment of any monetary obligations hereunder, neither party shall be held liable or responsible to the other party not be deemed to have defaulted under or breached this Lease for failure or delay in fulfilling or performing any term of this Lease when such failure or delay is caused by acts or occurrences which are beyond the reasonable control of the affected party, including, but not limited to, acts of God, war and civil unrest and labor strikes.

     Section 18.12. Waiver of Landlord Lien. Landlord hereby waives and relinquishes any landlord's lien, right of levy or distraint, claim, security interest or other interest Landlord may now or hereafter have in or with respect to any of Tenant's personal property at the Premises. For purposes of this Lease, Tenant's "Personal Property" shall include all of Tenant's personal property, including inventory and equipment, but shall not include plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures. Landlord agrees to execute and deliver an Access and Waiver Agreement substantially in the form of Exhibit F attached to the Purchase Agreement.
                             ---------

     Section 18.13. Termination of Prior Lease. Landlord and Tenant are parties to a Lease Agreement dated as of January 31, 1999 with respect to premises in the Building (the "Prior Lease"). Landlord and Tenant agree that, as of the Commencement Date, the Prior Lease shall be terminated and shall no longer be in force or effect.

     Section 18.14.  Guaranty by CSI and LBH

     (a) CSI and LBH (together with CSI, the "Guarantors"), for themselves and their successors and assigns, hereby unconditionally jointly and severally guarantee the full and punctual payment and performance of the obligations of Tenant under this Lease (including, without limitation, interest accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed or allowable thereunder). Upon failure by Tenant to pay punctually any such amount or perform such obligation, Guarantors shall forthwith on demand pay the amount not so paid and/or otherwise perform such obligation at the place and in the manner specified in this Lease.

     (b) The obligations of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

               (i) Any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Tenant under this Lease, by operation of law or otherwise;

               (ii) Any modification or amendment of or supplement to this Lease;

               (iii) Any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of Tenant under this Lease;

               (iv) Any change in the corporate existence, structure or ownership of Tenant, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Tenant or its assets or any resulting release or discharge of any obligation of Tenant contained in this Lease;

               (v) The existence of any claim, set-off or other rights which either Guarantor may have at any time against Tenant, or any other Person, whether in connection with this Lease or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

               (vi) Any invalidity or unenforceability relating to or against Tenant for any reason of this Lease, or any provision of applicable law or regulation purporting to prohibit the payment by Tenant of any amount payable by Tenant under this Lease; or

               (vii) Any other act or omission to act or delay of any kind by Tenant or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantors' obligations hereunder.

     (c) The Guarantors' obligations hereunder shall remain in full force and effect until all amounts payable and obligations to be performed by Tenant under this Lease shall have been paid and performed in full. If at any time any amount payable by Tenant under this Lease is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Tenant or otherwise, the Guarantors' obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     (d) Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against Tenant or any other Person.

     (e) Upon making full payment with respect to any obligation of Tenant, each Guarantor shall be subrogated to the rights of the payee against Tenant with respect to such obligation; provided that the Guarantors shall not enforce any payment by way of subrogation so long as any amount payable by Tenant hereunder remains unpaid.

     (f) If acceleration of the time for payment of any amount payable by Tenant under this Lease is stayed upon the insolvency, bankruptcy or reorganization of Tenant, all such amounts otherwise subject to acceleration under the terms of this Lease shall nonetheless be payable by the Guarantors hereunder forthwith on demand by Lessor.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

Witnesses as to Landlord:               LANDLORD:

                                        DISTRIBUTION LAND CORP., a
                                        Delaware corporation


/s/ Deborah D. Heen                      By: /s/ Barry Kaufman
-----------------------------           -----------------------------
Print Name:Deborah D. Heen                  Name:  Barry Kaufman
           ------------------               Title: Sr. Vice President

/s/ Amie E. Clary
-----------------------------
Print Name:Amie E. Clary
           ------------------

                                        ATTESTED BY:

/s/ Scott E. Day                        /s/ Douglas L. Williams
-----------------------------           -----------------------------
Print Name:Scott E. Day                 Name:  Douglas L. Williams
           ------------------           Title: Vice President, Senior

/s/ Andrew E. Lane
-----------------------------
Print Name:Andrew E. Lane
           ------------------

Witnesses as to Tenant:                 TENANT:

                                        LANE BRYANT, INC., a
                                        Delaware corporation

/s/ Ian Goldstein                       By: /s/ Colin Stern
-----------------------------           -----------------------------
Print Name:Ian Goldstein                    Name:  Colin Stern
                                            Title: Executive Vice President

_____________________________
Print Name:__________________


                                        ATTESTED BY:

/s/ Timothy Lin                         /s/ Eric M. Specter
-----------------------------           -----------------------------
Print Name:Timothy Lin                  Name:  Eric M. Specter
                                        Title: Executive Vice President

_____________________________
Print Name:__________________

Executing solely for the purposes set
forth in Section 18.14 of this Lease:


Witnesses as to CHARMING:               GUARANTORS:
 SHOPPES, INC.
                                        CHARMING SHOPPES, INC., a
                                        Pennsylvania corporation

/s/ Ian Goldstein                       By: /s/ Eric M. Specter
------------------------------              -----------------------------
Print Name:Ian Goldstein                    Name:  Eric M. Specter
           -------------------              Title: Executive Vice President

______________________________
Print Name:___________________

                                        ATTESTED BY:

/s/ Ian Goldstein                       /s/ Colin Stern
------------------------------          ---------------------------------
Print Name:Ian Goldstein                Name:  Colin Stern
           -------------------          Title: Secretary

______________________________
Print Name:___________________


Witnesses as to LBH, INC.:              LBH, INC.
                                        a Nevada corporation


/s/ Ian Goldstein                       By: /s/ Eric M. Specter
------------------------------              -----------------------------
Print Name:Ian Goldstein                    Name:  Eric M. Specter
           -------------------              Title: Executive Vice President

______________________________
Print Name:___________________

                                        ATTESTED BY:

/s/ Ian Goldstein                       /s/ Colin Stern
------------------------------          ---------------------------------
Print Name:Ian Goldstein                Name:  Colin Stern
           -------------------          Title: Assistant Secretary

______________________________
Print Name:___________________

STATE OF  Ohio,
         ------
COUNTY OF Franklin, SS:
         ----------


     The foregoing instrument was acknowledged before me this 16th day of August 2001, by Barry Kaufman and Douglas Williams, Sr. V.P. and V.P. Sr., respectively, of Distribution Land Corp., a Delaware corporation, on behalf of the corporation.


                                        /s/ Douglas Williams
                                        ------------------------------
                                        Notary Public



STATE OF New York,
COUNTY OF New York, SS:


     The foregoing instrument was acknowledged before me this 16th day of August, 2001, by Colin Stein and Eric M Specter, EVP and EVP respectively, of Lane Bryant, Inc., a Delaware corporation, on behalf of the corporation.


                                        /s/ Gwen E. Mandell
                                        -------------------
                                        Notary Public

STATE OF New York,
COUNTY OF New York, SS:


     The foregoing instrument was acknowledged before me this 16th day of August, 2001, by Eric M. Specter and Colin Stern, Exec. V.P. and Secretary, respectively, of Charming Shoppes, Inc., a Pennsylvania corporation, on behalf of the corporation.

                                         /s/ Helen M. Linehan
                                        -------------------------
                                        Notary Public



STATE OF New York,
COUNTY OF New York, SS:


     The foregoing instrument was acknowledged before me this 16th day of August, 2001, by Eric M. Specter and Colin Stern, Exec. V.P. and Asst. Secretary, respectively, of LBH, Inc., a Nevada corporation, on behalf of the corporation.


                                         /s/ Helen M. Linehan
                                        -------------------------
                                        Notary Public